Exhibit 1.2

ANNEX I

Pricing Agreement

To the Underwriters named

in Schedule I hereto

October 30, 2018

Ladies and Gentlemen:

The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Conditions, dated October 30, 2018, attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Designated Securities specified in Schedule II hereto (the “Designated Securities”), consisting of Firm Depositary Shares and any Optional Depositary Shares the Underwriters may elect to purchase. Each of the provisions of the Underwriting Agreement General Terms and Conditions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement General Terms and Conditions are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement General Terms and Conditions and the addresses of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement General Terms and Conditions incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase prices to such Underwriter set forth in Schedule II hereto, the number of Firm Depositary Shares set forth opposite the name of such Underwriter in Schedule I hereto and, in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Depositary Shares, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase prices to the Underwriters set forth in Schedule II hereto such number of Optional Depositary Shares (as to which such election shall have been exercised) as determined pursuant to Section 3 of the Underwriting Agreement General Terms and Conditions, attached hereto.

ANNEX I – Page 1

The Company hereby grants to each of the Underwriters the right to purchase at their election up to the number of Optional Depositary Shares set forth opposite the name of such Underwriter in Schedule I hereto on the terms referred to in the paragraph above, solely to cover over-allotments. Any such election to purchase Optional Depositary Shares may be exercised by written notice from the Representatives to the Company given within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Depositary Shares to be purchased and the date on which such Optional Depositary Shares are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or, unless the Representatives and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement General Terms and Conditions incorporated herein by reference, shall constitute a binding agreement between each Underwriter, on the one hand, and the Company, on the other.

ANNEX I – Page 2

Very truly yours,

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Sabra R. Purtill
Name: Sabra R. Purtill
Title: Senior Vice President, Investor Relations and Treasurer

[Signature Page to the Pricing Agreement]

Accepted as of the date hereof:

WELLS FARGO SECURITIES, LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

                                 INCORPORATED

MORGAN STANLEY & CO. LLC

As Representatives of the Underwriters listed in Schedule I hereto

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

[Signature Page to the Pricing Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Lisa Genova
Name: Lisa Genova
Title: Managing Director

[Signature Page to the Pricing Agreement]

MORGAN STANLEY & CO. LLC

By:	/s/ Michael Bornt
Name: Michael Bornt
Title: Executive Director

[Signature Page to the Pricing Agreement]

SCHEDULE I

Underwriters	Number of Firm Depositary Shares to be purchased	Maximum number of Optional Depositary Shares which may be purchased
Wells Fargo Securities, LLC	2,940,000	441,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,940,000	441,000
Morgan Stanley & Co. LLC	2,940,000	441,000
J.P. Morgan Securities LLC	840,000	126,000
Barclays Capital Inc.	360,000	54,000
Citigroup Global Markets Inc.	360,000	54,000
Credit Suisse Securities (USA) LLC	360,000	54,000
Deutsche Bank Securities Inc.	360,000	54,000
U.S. Bancorp Investments, Inc.	360,000	54,000
BB&T Capital Markets, a division of BB&T Securities, LLC	120,000	18,000
BNY Mellon Capital Markets, LLC	120,000	18,000
KeyBanc Capital Markets Inc.	120,000	18,000
Academy Securities, Inc.	60,000	9,000
Drexel Hamilton, LLC	60,000	9,000
The Williams Capital Group, L.P.	60,000	9,000

Total	12,000,000	1,800,000

SCHEDULE I

SCHEDULE II

Title of Designated Securities:

Depositary Shares Each Representing a 1/1000th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G.

Number of Designated Securities:

Number of Firm Depositary Shares: 12,000,000

Maximum Number of Optional Depositary Shares: 1,800,000

Purchase Price by Underwriter:

$24.50 per Depositary Share sold to an institutional investor (“Institutional Depositary Shares”)

$24.2125 per Depositary Share sold to a retail investor (“Retail Depositary Shares”)

Composition of Depositary Shares:

Firm Depositary Shares: 2,419,800 Institutional Depositary Shares; 9,580,200 Retail Depositary Shares

Optional Depositary Shares: 1,800,000 Retail Depositary Shares

Specified Funds for Payment of Purchase Price:

Federal (same day) funds

Applicable Time:

3:15 p.m. (New York City time) on the date of the Pricing Agreement.

First Time of Delivery:

9:00 a.m. (New York City time) on November 6, 2018, or at such other time and date as the Representatives and the Company may agree upon in writing.

Closing Location:

Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as the Representatives and the Company may agree upon in writing.

SCHEDULE II – Page 1

Names and Addresses of Representatives:

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

One Bryant Park

New York, New York 10036

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10179

SCHEDULE II – Page 2

Information Provided by the Underwriters:

The Underwriters have furnished to the Company for use in the Disclosure Package and Prospectus:

(a)	The names of the Underwriters in the table of Underwriters under the caption “Underwriting” in the Prospectus;

(b)	The third sentence of the second paragraph of the text following the table of Underwriters under the caption “Underwriting” in the Prospectus; and

(c)	The eighth paragraph of the text following the table of Underwriters under the caption “Underwriting” in the Prospectus.

SCHEDULE II – Page 3

SCHEDULE III

•	Final Term Sheet, dated October 30, 2018, relating to the Designated Securities, as filed pursuant to Rule 433 under the Act and attached as Schedule IV hereto.

SCHEDULE IV

The Hartford Financial Services Group, Inc.

12,000,000 Depositary Shares, Each Representing a 1/1000th Interest in a Share of

6.000% Non-Cumulative Preferred Stock, Series G

FINAL TERM SHEET

Dated October 30, 2018

This term sheet supplements the information set forth in the Prospectus Supplement, subject to completion, dated October 30, 2018 to the Prospectus dated July 29, 2016 (collectively, the “preliminary prospectus”).

Issuer:	The Hartford Financial Services Group, Inc.

Depositary shares offered:	12,000,000 depositary shares, each of which represents a 1/1,000th interest in a share of the Issuer’s 6.000% Non-Cumulative Preferred Stock, Series G (“preferred stock”). At the consummation of the depositary shares offering, the Issuer will issue 12,000 shares of preferred stock, subject to the underwriters’ option to purchase additional depositary shares.

Trade Date:	October 30, 2018

Settlement Date:	November 6, 2018

Option for underwriters to purchase additional depositary shares:	1,800,000 additional depositary shares (corresponding to 1,800 additional shares of preferred stock), solely to cover overallotments.

Maturity:	Perpetual.

Liquidation preference:	$25,000 liquidation preference per share of preferred stock (equivalent to $25.00 per depositary share).

Public offering price:	$25.00 per depositary share / $300 million total (assuming no exercise of the underwriters’ option to purchase additional depositary shares).

SCHEDULE IV – Page 1

Underwriting discount:	$0.7875 per depositary share sold to retail investors and $0.50 per depositary share sold to institutional investors / $8,754,307.50 total (assuming no exercise of the underwriters’ option to purchase additional depositary shares).

Proceeds, before expenses, to the Issuer:	$24.2705 per depositary share / $291,245,692.50 million total (assuming no exercise of the underwriters’ option to purchase additional depositary shares).

Dividends:	6.000% on the liquidation amount of $25,000 for each share of preferred stock per year.

Dividend payment dates:	If declared, February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2019.

Optional Redemption:

The Issuer may, at its option, redeem the preferred stock:

•  in whole but not in part, at any time prior to November 15, 2023, within 90 days after the occurrence of a “rating agency event” (as defined in the preliminary prospectus), at a redemption price equal to $25,500 per share of preferred stock (equivalent to $25.50 per depositary share), plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date;

•  (i) in whole but not in part, at any time prior to November 15, 2023, within 90 days after the occurrence of a “regulatory capital event” (as defined in the preliminary prospectus) or (ii) in whole or in part, from time to time, on or after November 15, 2023, in each case (i) and (ii), at a redemption price equal to $25,000 per share of preferred stock (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date.

SCHEDULE IV – Page 2

Listing:	The Issuer will apply to list the depositary shares on the New York Stock Exchange and expects trading on the New York Stock Exchange to begin within 30 days of the initial issuance of the depositary shares.

Expected ratings (Moody’s / S&P)*:

CUSIP / ISIN:	416518603 / US4165186036

Depositary:	Computershare Inc. and Computershare Trust Company, N.A. collectively will be the depositary for the depositary shares as of the original issue date. The depositary may resign upon 30 days’ notice whereupon we will appoint a successor within 30 days.

Joint Book Running Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Joint Lead Manager:	J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. U.S. Bancorp Investments, Inc.

Junior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll free at 1-800-645-3751, calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

SCHEDULE IV – Page 3

The underwriters expect to deliver the depositary shares on or about November 6, 2018, which is the fifth U.S. business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares prior to the second business day prior to the closing of the offering will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

*

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings are subject to revision or withdrawal at any time by Moody’s or S&P. Each of the security ratings above should be evaluated independently of any other security rating.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

SCHEDULE IV – Page 4

ANNEX II

1. The Preferred Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

2. The execution and delivery of the Deposit Agreement have been duly authorized by all necessary corporate action of the Company, and the Deposit Agreement has been duly executed and delivered by the Company, and is a valid, binding and enforceable agreement of the Company (except that we express no opinion with respect to Section 5.6 of the Deposit Agreement providing for indemnification).

3. The Depositary Receipts, upon due issuance by the Depositary against the deposit of Preferred Securities by the Company in respect thereof in accordance with the provisions of the Deposit Agreement, will be duly and validly issued and the persons in whose names such Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

4. The statements under the heading “Description of the Series G Preferred Stock,” “Description of the Depositary Shares” and “Description of Depositary Shares” in the Pricing Prospectus, considered together with the document listed in Schedule I hereto, and the Final Prospectus, insofar as such statements purport to summarize certain provisions of the Preferred Securities, the Depositary Shares, the Deposit Agreement, the Amended and Restated Certificate of Incorporation of the Company, and the Certificate of Designations, provide a fair summary of such provisions.

5. The statements under the heading “U.S. Federal Income Tax Considerations” in the Pricing Prospectus, considered together with the document listed in Schedule I hereto, and the Final Prospectus, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Depositary Shares.

6. The execution and delivery of the Pricing Agreement have been duly authorized by all necessary corporate action of the Company, and the Pricing Agreement has been duly executed and delivered by the Company.

7. The issuance and sale of the Depositary Shares to the Underwriters pursuant to the Pricing Agreement and the issuance and deposit of the Preferred Securities with the Depositary against the issuance of the Depositary Shares in accordance with the terms of the Certificate of Designations and the Deposit Agreement do not, and the performance by the Company of its obligations in the Pricing Agreement, the Deposit Agreement and the Certificate of Designations will not, require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in our experience normally would be applicable to general business entities with respect to such issuance, sale or performance (but we express no opinion relating to any state securities or Blue Sky laws or any insurance laws or regulations of any such jurisdiction), except (a) such as have been obtained or effected under the Securities Act and the Securities Exchange Act of 1934, as amended and (b) such as may be required in connection with the listing of the Depositary Shares on the New York Stock Exchange.

ANNEX II – Page 1

8. No registration of the Company under the U.S. Investment Company Act of 1940, as amended, is required for the offer and sale of the Depositary Shares by the Company in the manner contemplated by the Pricing Agreement and the Final Prospectus and the application of the proceeds thereof as described in the Final Prospectus.

Based on our participation in such conversations and our review of such records and documents as described above, our understanding of the U.S. federal securities laws and the experience we have gained in our practice thereunder, we advise you that:

(a) The Registration Statement (except the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which we express no view), at the time it became effective, and the Final Prospectus (except as aforesaid), as of the date thereof, appeared on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations thereunder.

(b) The documents incorporated by reference in the Registration Statement and the Final Prospectus (except the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which we express no view), as of the respective dates of their filing with the Commission, appeared on their face to be appropriately responsive in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) No information has come to our attention that causes us to believe that the Registration Statement (except the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which we express no view), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) No information has come to our attention that causes us to believe that the Pricing Prospectus, considered together with the document listed in Schedule I hereto (except in each case the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which we express no view), at 3:15 p.m. (New York City time) on October 30, 2018, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) No information has come to our attention that causes us to believe that the Final Prospectus (except the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which we express no view), as of the date thereof or hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ANNEX II – Page 2

ANNEX III

1. The Company is validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business as described in the Pricing Prospectus and the document listed in Schedule I hereto, and the Final Prospectus, as amended or supplemented.

2. The Company’s authorized share capital is as set forth in the Pricing Prospectus and the document listed in Schedule I hereto, and the Final Prospectus, as amended or supplemented.

3. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

4. The Preferred Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable; and the holders of outstanding shares of capital stock of the Company are not entitled to any preemptive rights to subscribe for the Preferred Securities under the Restated Certificate of Incorporation, the Amended and Restated By-Laws of the Company or the DGCL.

5. Except as described in the Pricing Prospectus and the Final Prospectus, as amended or supplemented, there is no action, suit or proceeding pending, nor, to the best of my knowledge, is there any action, suit or proceeding threatened against the Company and its subsidiaries that (a) might reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the Company and its subsidiaries, considered as a whole (a “Material Adverse Effect”), or (b) is required to be disclosed in the Registration Statement.

6. The Pricing Agreement has been duly authorized, executed and delivered by the Company.

7. The Certificate of Designations has been duly authorized by all necessary corporate action by the Company.

8. The issuance and sale of the Depositary Shares to the Underwriters pursuant to the Pricing Agreement, the issuance and deposit of the Preferred Securities with the Depositary against the issuance of the Depositary Shares in accordance with the terms of the Certificate of Designations and the Deposit Agreement do not, and the compliance by the Company with the Pricing Agreement, the Deposit Agreement and the Certificate of Designations with respect to the Preferred Securities and the consummation of the transactions therein contemplated will not, (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to me to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, or (b)

ANNEX III – Page 1

result in any violation of the provisions of (i) the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or (ii) any statute or any order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its properties; except, in the case of clauses (a) and (b)(ii), for such violations that would not have a Material Adverse Effect; provided that I express no opinion in this paragraph (8) with respect to state securities laws or the antifraud provisions of the United States federal securities laws.

9. No consent or authorization of, approval by, notice to or filing with any court or governmental authority is required to be obtained or made on or prior to the date hereof by the Company for the issuance and sale of the Depositary Shares to the Underwriters pursuant to the Pricing Agreement, the issuance and deposit of the Preferred Securities with the Depositary against the issuance of the Depositary Shares in accordance with the terms of the Certificate of Designations and the Deposit Agreement or the consummation by the Company of the transactions contemplated by the Deposit Agreement, the Pricing Agreement or the Certificate of Designations except (a) the filing of the Certificate of Designations with the Secretary of State in the State of Delaware, (b) such as have been obtained or effected under the Securities Act and the Securities Exchange Act of 1934, as amended, and (c) such as may be required in connection with the listing of the Depositary Shares on the New York Stock Exchange; provided that I express no opinion in this paragraph (9) with respect to state securities laws, or the antifraud provisions of the United States federal securities laws.

I advise you as follows:

(a) The Registration Statement (except the financial statements and schedules and other financial data included therein, as to which I express no view), at the time it became effective, and the Final Prospectus (except as aforesaid), as of the date thereof, appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations thereunder.

(b) The documents incorporated by reference in the Registration Statement and the Final Prospectus (except the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which I express no view), as of the respective dates of their filing with the Commission, appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

(c) No information has come to my attention that causes me to believe that the Registration Statement (except the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which I express no view), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ANNEX III – Page 2

(d) No information has come to my attention that causes me to believe that the Pricing Prospectus, considered together with the document listed in Schedule I hereto (except in each case the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which I express no view), at 3:15 p.m. (New York City time) on October 30, 2018, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) No information has come to my attention that causes me to believe that the Final Prospectus (except the financial statements and schedules and other financial data (including management’s report on the effectiveness of internal control over financial reporting) included therein, as to which I express no view), as of the date thereof or hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading

(f) No information has come to my attention that causes me to believe that any amendment to the Registration Statement required to be filed or any contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Final Prospectus or required to be described in the Registration Statement or the Final Prospectus are not filed or incorporated by reference or described as required.

ANNEX III – Page 3